EXHIBIT 10.34
December 4, 2007
TO: Tim McGettigan
FROM: Scott Barnum
RE: Employment Agreement
This letter confirms the basic terms and conditions of our offer of promotion to you. Please review it carefully and call me if you have any questions or comments. Once you have reviewed it and had your questions and concerns, if any, addressed to your satisfaction, please sign it and retain a copy for yourself and return the original to me. If you accept the offer, this letter will be maintained in your personnel file.
The title of your position is Vice President of Sales reporting to the CEO (me). Stated broadly, you are responsible for directing all sales, account management, distribution and market development activities to ensure long tern profitable growth. This includes leading the development of sound regional business plans with distributors to strengthen their performance and capabilities, contributing to the development of strong brand / marketing plans and initiatives, and establishing and managing the development of strong / value added type relationships with our primary retail customers. In addition you are expected to develop a culture and environment within the sales group that is consistent with the corporate culture and reinforces the importance of proper recruitment, training, performance management, coaching, counseling, recognition, rewards, etc. striving to make the Pyramid Sales organization the #1 team in the craft beer category.
We intend to provide you with a more detailed job description in the near term. However, you should bear in mind that because we staff ourselves leanly, we will require you to perform a broad range of tasks. Further, your tasks may evolve over time as the organization itself grows and matures. You will be expected to perform all tasks reasonably assigned to you, regardless of whether they fall within the scope of your job description.
Compensation and Benefits
Your compensation and benefits package for this promotion will include the following:

1.	Your base salary will be $5,769.23 per pay period ($150,000 per annum), payable bi-weekly in arrears, by direct bank transfer.

2.	You will be eligible to participate in the Company’s Officer Incentive Compensation Bonus Plan (OICP), effective January 1, 2008. You will receive more information regarding this plan after approval by the Compensation Committee.

3.	You will be granted restricted stock awards under the Company’s 2004 Equity Incentive Plan as follows:
a.	Annual Awards. You will be granted a Restricted Stock Award for 4,000 shares on January 1, 2008.

b.	Annual Performance Awards. You will be granted stock awards or stock units for an additional 1,000 shares based on the Company’s achievement of certain performance goals beginning January 1, 2008 and on the next three anniversaries of that date.
You will receive further information regarding these stock awards, including applicable vesting schedules, in the near future.

4.	You will receive the termination provisions and payments as outlined in Addendum A of this letter. These provisions supersede those outlined in your November 6, 2006 employment agreement for your promotion to Regional Director.

5.	Your annual performance review is scheduled for early 2008 consistent with the company’s annual performance review process and timeline. Interim performance reviews are scheduled at your manager’s discretion.

6.	Your monthly car allowance will be $575.00.
The terms of this promotion will be effective December 1, 2007.
If you have any questions about any aspect of this letter, please let me know. If you understand the letter and agree to its contents, please sign below, return the original to me and retain a copy for your records.
I am excited about our future together as part of the executive team here at Pyramid Breweries and am looking forward to working with you.
Sincerely,
/s/ Scott S. Barnum
Scott Barnum
Chief Executive Officer

/s/ Tim McGettigan	December 4, 2007

Tim McGettigan	Date

Addendum A:
Termination Provision:
In the event your employment may be terminated, your compensation and benefits shall terminate except as otherwise provided below:
Without Cause or Good Reason:
Either you or the company may terminate your employment at any time by giving fourteen (14) calendar days’ advance written notice of termination to the other without the necessity of cause or good reason (provided, however, that the Company may elect to terminate you on fewer than fourteen (14) calendar days’ notice, in which case you will be entitled to receive the base salary and benefits you would have received had the Company given you the full fourteen (14) calendar days’ notice).
By Company for Cause:
The Company may terminate your employment for cause, without advance written notice of termination, by giving written notice of such termination. For purposes of this agreement “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, harassment or illegal discrimination of any nature, including sexual harassment, destruction, theft, or unauthorized use or distribution of Company property or confidential information, fighting with an employee or customer or vendor, intoxication at work, use of alcohol to an extent that it impairs your performance of your duties, use of illegal drugs at any time, malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment, your failure or refusal to perform his or her duties, your failure or refusal to follow reasonable instructions or directions, misconduct, or any material beach of your duties or obligations to Company.
Death:
Your employment shall terminate automatically upon your death.
Permanent Disability:
The Company may terminate your employment immediately if you become permanently disabled. For purposes of this agreement you will be considered “permanently disabled” if, for a continuous period of twenty-four (24) weeks or more, and you have been unable to perform the essential functions of the job because one or more mental or physical illnesses and/or disabilities, provided that Company may grant you unpaid leave if and to the extent that, in Company’s judgment, doing so is required by law.
Non-raiding of Employees:
Our employees are a vital part of our business. Therefore, you agree that for twelve (12) months after your employment with the Company ends, regard of the reason, you shall not solicit, directly or indirectly, any employee to leave his or her employment with the Company. For the purposes of this agreement, the phrase “shall not solicit directly or indirectly”, includes without limitation that you:
a)	Shall not identify any Company employees to any third party as potential candidates for employment, such as disclosing names, backgrounds and qualifications, of any Company employees.

b)	Shall not personally or though any other person approach, recruit, or otherwise solicit employees of the Company to work for any other employer; and

c)	Shall not participate in any pre-employment interviews with any person who was employed by the Company while employed or retained by the Company.

Termination Payments:
Termination Without Cause:
If the Company terminates your employment at any time after January 1, 2009 when neither cause nor permanent disability exists,
a)	The Company shall pay you, as liquidated damages and in lieu of all other remedies to which you might be entitled arising out of the termination, termination payments equal to six month’s salary plus any incentive compensation bonuses for which you are eligible under the terms of the applicable plan at that time; and

b)	For a six-month period after the date of termination, the Company shall continue to provide at the Company’s cost, the Company’s health benefits to you and qualifying family members.

c)	Such liquidated damages shall be paid only if you execute a full and final general release of all claims against Company (including Company’s officers, directors, agents, employees and assigns) arising out of your employment relationship with Company.
Termination payments shall be paid out at your normal payroll rate on regular payroll days subject to normal payroll deductions.
All Other Terminations:
In all cases of termination, including, but not limited to, a termination by Company for cause or resignation of employment, your compensation and benefits shall terminate on the date the employment ends and you shall not be entitled to any termination payments or damages.

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